UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2003

SPINNAKER EXPLORATION COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16009	76-0560101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Item 12.    Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 12, “Results of Operations and Financial Condition.”

Contact:

Robert M. Snell, Vice President,

Chief Financial Officer and Secretary

(713) 759-1770

Spinnaker Exploration Company Reports Production of 12.3 Bcfe and a 61% Increase in Second Quarter Earnings

HOUSTON, July 31 /PRNewswire/ — Spinnaker Exploration Company (NYSE: SKE) today reported second quarter 2003 earnings of $10.0 million, or $0.30 per diluted share, representing an increase of 61% over second quarter 2002 net income of $6.2 million, or $0.18 per diluted share.

Second quarter 2003 production increased 16% to 12.3 billion cubic feet of natural gas equivalent (“Bcfe”) compared to second quarter 2002 production of 10.6 Bcfe and decreased 10% compared to first quarter 2003 production of 13.7 Bcfe.

Second quarter 2003 revenues increased 50% to $55.9 million compared to second quarter 2002 revenues of $37.2 million. The increase in revenues was due to increased production of 1.7 Bcfe and higher average natural gas and oil prices in the second quarter of 2003 compared to the second quarter of 2002.

The average natural gas price increased approximately 50% and the average oil price increased approximately 11% in the second quarter of 2003 compared to the second quarter of 2002. Excluding the effects of hedging activities, second quarter 2003 prices averaged $5.36 per thousand cubic feet of natural gas (“Mcf”) and $28.89 per barrel of oil (“Bbl”) compared to second quarter 2002 average prices of $3.57 per Mcf and $26.09 per Bbl. The second quarter 2003 average natural gas price was negatively impacted by $0.89 per Mcf related to hedging activities. Including the effects of hedging activities, second quarter 2003 realized prices averaged $4.47 per Mcf and $28.89 per Bbl compared to second quarter 2002 average realized prices of $3.37 per Mcf and $26.09 per Bbl.

Net income increased $13.5 million to $25.3 million, or $0.75 per diluted share, in the first six months of 2003, representing an increase of 115%, compared to net income of $11.8 million, or $0.38 per diluted share, in the first six months of 2002.

Revenues increased $57.8 million to $127.6 million in the first six months of 2003 compared to $69.8 million in the first six months of 2002, representing an increase of 83%. The increase in revenues was due to increased production of 5.6 Bcfe and higher average natural gas and oil prices in the first six months of 2003 compared to the same period of 2002.

The average natural gas price increased approximately 102% and the average oil price increased approximately 30% in the first six months of 2003 compared to the first six months of 2002. Excluding the effects of hedging activities, prices in the first six months of 2003 averaged $6.07 per Mcf and $31.62 per Bbl compared to average prices in the first six months of 2002 of $3.01 per Mcf and $24.38 per Bbl. The average natural gas price in the first six months of 2003 was negatively impacted by $1.24 per Mcf related to hedging activities. Including the effects of hedging activities, realized prices in the first six months of 2003 averaged $4.83 per Mcf and $31.62 per Bbl compared to average realized prices of $3.36 per Mcf and $24.38 per Bbl in the same period of 2002.

Lease operating expenses were $0.42 per thousand cubic feet equivalent (“Mcfe”) in the second quarter of 2003 compared to $0.35 per Mcfe in the second quarter of 2002 and $0.40 per Mcfe in the first quarter of 2003.

The depreciation, depletion and amortization (“DD&A”) rate was $2.55 per Mcfe in the second quarter of 2003 compared to $2.00 per Mcfe in the second quarter of 2002 and $2.40 per Mcfe in the first quarter of 2003.

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net cash provided by operating activities	$80,618	$9,833	$130,140	$41,830
Changes in operating assets and liabilities	(33,068)	21,520	(19,582)	16,385

Net cash provided by operating activities before changes in operating assets and liabilities	$47,550	$31,353	$110,558	$58,215

Effective January 1, 2003, Spinnaker adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires entities to record a liability for asset retirement obligations at fair value in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. As of January 1, 2003, the Company recorded an increase to property of $21.4 million and an asset retirement obligation of $26.0 million. The cumulative effect of change in accounting principle was $3.5 million, net of taxes of $2.0 million.

Second quarter 2003 additions to property and equipment of $96.2 million included $4.9 million related to asset retirement costs. Capital expenditures were $84.7 million in the second quarter of 2003.

Income tax and cash tax rates in the second quarter of 2003 were 36% and 1%, respectively.

To learn more about Spinnaker, the Company’s web site may be accessed at www.spinnakerexploration.com.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SPINNAKER EXPLORATION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES	$55,931	$37,164	$127,602	$69,764
EXPENSES:
Lease operating expenses	5,208	3,734	10,701	7,143
Depreciation, depletion and amortization – natural gas and oil properties	31,242	21,231	64,077	38,608
Depreciation and amortization – other	322	210	633	383
Accretion expense	569	–	1,064	–
Gain on settlement of asset retirement obligations	(171)	–	(171)	–
General and administrative	3,001	2,733	6,040	5,411

Total expenses	40,171	27,908	82,344	51,545

INCOME FROM OPERATIONS	15,760	9,256	45,258	18,219
OTHER INCOME (EXPENSE):
Interest income	62	620	127	664
Interest expense, net	(153)	(155)	(302)	(449)

Total other income (expense)	(91)	465	(175)	215

INCOME BEFORE INCOME TAXES	15,669	9,721	45,083	18,434
Income tax expense	5,641	3,499	16,230	6,636

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	10,028	6,222	28,853	11,798
Cumulative effect of change in accounting principle	–	–	(3,527)	–

NET INCOME	$10,028	$6,222	$25,326	$11,798

BASIC INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.30	$0.19	$0.87	$0.39
Cumulative effect of change in accounting principle	–	–	(0.11)	–

NET INCOME PER COMMON SHARE	$0.30	$0.19	$0.76	$0.39

DILUTED INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.30	$0.18	$0.85	$0.38
Cumulative effect of change in accounting principle	–	–	(0.10)	–

NET INCOME PER COMMON SHARE	$0.30	$0.18	$0.75	$0.38

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	33,207	33,030	33,199	30,200

Diluted	33,859	34,162	33,776	31,330

SPINNAKER EXPLORATION COMPANY

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2003
	2003	2002	2003	2002
Production:
Natural gas (MMcf)	10,206	9,096	21,791	18,441	11,585
Oil and condensate (MBbls)	343	250	695	323	352
Total (MMcfe)	12,264	10,592	25,963	20,377	13,699
Average Daily Production:
Natural gas (MMcf)	112	100	120	102	129
Oil and condensate (MBbls)	3.8	2.7	3.8	1.8	4.0
Total (MMcfe)	135	116	143	113	152
Average Sales Price Per Unit:
Natural gas revenues from production (per Mcf)	$5.36	$3.57	$6.07	$3.01	$6.69
Effects of hedging activities (per Mcf)	(0.89)	(0.20)	(1.24)	0.35	(1.53)

Average price (per Mcf)	$4.47	$3.37	$4.83	$3.36	$5.16
Oil and condensate revenues from production (per Bbl)	$28.89	$26.09	$31.62	$24.38	$34.28
Effects of hedging activities (per Bbl)	–	–	–	–	–

Average price (per Bbl)	$28.89	$26.09	$31.62	$24.38	$34.28
Total revenues from production (per Mcfe)	$5.27	$3.68	$5.94	$3.11	$6.54
Effects of hedging activities (per Mcfe)	(0.75)	(0.17)	(1.04)	0.32	(1.30)

Total average price (per Mcfe)	$4.52	$3.51	$4.90	$3.43	$5.24
Revenues:
Natural gas	$54,706	$32,431	$132,194	$55,451	$77,488
Oil and condensate	9,909	6,502	21,984	7,869	12,075
Net hedging income (loss)	(9,167)	(1,773)	(26,910)	6,485	(17,743)
Other	483	4	334	(41)	(149)

Total	$55,931	$37,164	$127,602	$69,764	$71,671
Expenses:
Lease operating expenses	$5,208	$3,734	$10,701	$7,143	$5,493
Lease operating expenses per Mcfe	0.42	0.35	0.41	0.35	0.40
Depreciation, depletion and amortization – natural gas and oil properties	$31,242	$21,231	$64,077	$38,608	$32,835
Depreciation, depletion and amortization – natural gas and oil properties per Mcfe	2.55	2.00	2.47	1.89	2.40

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,218	$32,543
Accounts receivable, net of allowance for doubtful accounts of $3,232 at June 30, 2003 and December 31, 2002, respectively	26,915	37,572
Other	8,280	11,438

Total current assets	54,413	81,553
Property and equipment	1,208,419	1,035,627
Less – Accumulated depreciation, depletion and amortization	(341,427)	(274,773)

Total property and equipment	866,992	760,854
Other assets	159	308

Total assets	$921,564	$842,715

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$28,298	$29,453
Accrued liabilities and other	48,910	38,542
Hedging liabilities	19,157	19,917
Asset retirement obligations, current portion	1,262	–

Total current liabilities	97,627	87,912
Asset retirement obligations	28,855	–
Deferred income taxes	75,605	61,826
Equity	719,477	692,977

Total liabilities and equity	$921,564	$842,715

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$25,326	$11,798
Effects of non-cash operating activities	85,232	46,417
Changes in operating assets and liabilities	19,582	(16,385)

Net cash provided by operating activities	130,140	41,830
Cash flows from investing activities:
Oil and gas property expenditures	(144,203)	(184,432)
Proceeds from the sale of oil and gas property and equipment	1,148	–
Purchases of other property and equipment	(757)	(3,694)

Net cash used in investing activities	(143,812)	(188,126)
Cash flows from financing activities:
Proceeds from borrowings	–	37,000
Payments on borrowings	–	(37,000)
Proceeds from issuance of common stock	–	227,873
Common stock issuance costs	–	(469)
Proceeds from exercise of stock options	347	892

Net cash provided by financing activities	347	228,296

Increase (decrease) in cash and cash equivalents	(13,325)	82,000
Cash and cash equivalents, beginning of year	32,543	14,061

Cash and cash equivalents, end of period	$19,218	$96,061

Contact: Robert M. Snell, Vice President,

Chief Financial Officer and Secretary

(713) 759-1770

Spinnaker Exploration Company Summarizes Second Quarter Operations;

Announces New Exploratory Successes

HOUSTON, July 31/PRNewswire/ — Spinnaker Exploration Company (NYSE: SKE) today provided a summary of its operating activities since April 29, 2003. The Company also provided mid-year reserve estimates prepared by Ryder Scott Company and production estimates for the third quarter and full-year 2003.

PRODUCTION

Production for the second quarter 2003 totaled 12.3 billion cubic feet of gas equivalent (Bcfge), including approximately 10.2 Bcfg and 343,000 barrels of oil (BO). Production was up 16% from levels of one year ago and was down 10% from the first quarter of 2003. Production for the quarter exceeded the Company’s expectations. Current productive capacity is approximately 125 million cubic feet of gas equivalent per day (MMcfged). Current rates are approximately 115 MMcfged due to a temporary shut-in at the Zia field.

Per unit lease operating expense (LOE) inclusive of severance tax and workover expense was $0.42 per thousand cubic feet of gas equivalent (Mcfge). LOE was below the Company’s expectation for the quarter.

EXPLORATION

Since April 29, 2003, Spinnaker has participated in eight successful wells in twelve attempts.

Well	Working Interest (WI)	Net Revenue Interest(NRI)	Operator
Green Canyon 338 #A-8	25%	25%*	Murphy
Brazos A17 #1	100%	83%	Spinnaker
East Cameron 312 #1	100%	83%	Spinnaker
East Cameron 312 #2	100%	83%	Spinnaker
East Cameron 312 #3	100%	83%	Spinnaker
High Island 47 #1	67%	56%	Spinnaker
Ship Shoal 301 #A-4	33%	25%	Gryphon
Eugene Island 344 #1	100%	78%	Spinnaker

* Subject to terms of Royalty Relief

The Company has participated in 85 successful wells in 140 attempts since inception (61% gross/62% net).

RESERVES

The Company’s outside reserve engineers, Ryder Scott Company, estimated proven oil and gas reserves net to the Company’s interest to be 315.4 Bcfe at June 30, 2003. These reserve totals include 137.9 Bcf and 29.6 million barrels of oil (MMBO). The net present value (NPV) of future cash flows, after consideration of future capital expenditures, LOE, transportation and abandonment expenditures is estimated to be $902 million.

Net reserve additions of 29 Bcfge during the second quarter were partially offset by net reserve revisions to existing properties of 14 Bcfge and production of 12.3 Bcfge. A reduction of 4 Bcfe was made in recognition of assumed lost royalty relief volumes from the Front Runner and Sangria properties. This recognition was made due to gas pricing assumptions made relative to the Minerals Management Service’s threshold for maximum allowable market price. These reserves would be reclaimed if future commodity prices move below the relevant market thresholds. Additionally, 5.1 Bcfge reserve at the Zia Field was reclassified in category.

CURRENT ACTIVITY

The Company has eight rig operations in progress. Three rigs are completing their current operations, three rigs are drilling new exploratory wells, and two rigs are engaged in completion activities.

DEVELOPMENT ACTIVITY

Drilling, completion, evaluation, design and/or construction are ongoing in fifteen field developments.

Front Runner/Front Runner South/Quatrain (Green Canyon 338/339/382)

The GC 338 #A-8 was drilled to a depth of 20,851 feet. The well encountered approximately 420 feet of true vertical depth (TVD) pay and has been cased for production. This completes the spar-site drilling activities in the field that were scheduled prior to facility start-up. The spar hull is now 90% complete. The topsides facility is approximately 40% complete. First production is anticipated in July 2004. Spinnaker holds a 25% WI in the project.

West Cameron 72

The West Cameron 72 #1 has been completed and a caisson driven. First production is anticipated during the fourth quarter of 2003. Spinnaker owns a 25% WI and a 21% NRI in the project.

Madaleine Field (High Island 47)

The High Island 47 #1 has been completed and tested at a rate of 13 MMcfgd and 235 barrels of condensate per day (Bcpd). A caisson has been driven and a production facility installed. Flowline is currently being laid to a host platform. First production is anticipated by the fourth quarter of 2003. A second well was drilled to test a separate fault block and was unsuccessful. Two additional prospects remain untested on the block. Spinnaker operates the field with a 67% WI and a 56% NRI.

Galveston 352

The GA 352 #2 has been completed and a caisson driven. A flowline has been laid to the partnership’s GA 352 “A” platform. Installation of a caisson deck is expected to occur in August and first production is anticipated during September 2003. Spinnaker owns a 33% WI and a 28% NRI in the field.

Brazos A17

This field was discovered in May 2003 and was suspended at the mud line. A 48-inch caisson was partially driven when evacuation became necessary due to Hurricane Claudette. The storm overturned the caisson in place and remediation of the damage has been ongoing since. Most of the estimated $1.5 million in storm-related damage should be recoverable under the Company’s insurance policies. First production is still anticipated on or before November 1, 2003. Spinnaker owns a 100% WI and 83% NRI in the field.

Sangria Field (Green Canyon 177)

The GC 177 #1 has experienced a subsea pipeline obstruction. A remedial intervention will be performed to remove the obstruction, most probably hydrate or wax buildup, and should commence within two weeks. The estimated one-time cost of $2.5 million is included in third quarter LOE guidance. Spinnaker owns 100% WI and 75% NRI in the Sangria Field.

East Cameron 312

Three wells have now been drilled from a common platform site in this block. Two wells were gas productive (EC 312 #1 and #3) and one well was oil productive (EC 312 #2). All wells have been temporarily abandoned. A tripod is under construction and flowlines planned. First production is anticipated to occur in the fourth quarter of 2003. Spinnaker owns a 100% WI and 83% NRI in the block.

Eugene Island 343/344

Oil and gas have been discovered in multiple Pleistocene-aged pays in the Eugene Island 344 #1. A total of 238 feet of TVD pay was encountered to a depth of 12,865 feet in the well. The new field lies approximately 100 miles southwest of Fourchon, Louisiana and is situated in 285 feet of water.

Engineering is underway on the design of a tripod facility and additional, probable drilling locations are being further evaluated. First production is expected in late first quarter 2004. Spinnaker owns a 100% WI and 78% NRI in the field.

Zia Field (Mississippi Canyon 496)

Initial production commenced from the MC 496 #1 in late June 2003. The well has thus far performed very well and sustained rates of 7,300+ Boepd during the ramp-up before being shut-in due to problems with a production choke at the wellhead. Diagnostics and repair are underway. Spinnaker owns a 35% WI and 30% NRI in this deepwater subsea tie-back.

Grasshopper Field (Grand Isle 52)

A drilling rig has moved on location to drill the GI 52 #L-12 well. The well will test a fault block adjacent to the producing field from which the GI 52 #L-8 and #L-10 wells currently produce.

The wells currently produce in excess of 6,000 Boepd with numerous behind-pipe productive sands. Spinnaker owns a 50% WI and a 43% NRI in the field.

Ship Shoal 301

A total of 40 feet of TVD pay was found in two sands in this well. The well was recently drilled to a depth of 8,373 feet (5,534 feet TVD) from an existing platform. The well has been placed on production and is in the ramp-up phase. The Ship Shoal 301 #A-4 was tested at a rate of approximately 500 Bopd and 300 Mcfgd. Spinnaker owns a 33% WI and 25% NRI in the well.

FUTURE OUTLOOK

The Company expects to produce approximately 10.5 Bcfge during the third quarter of 2003. Detailed guidance parameters for the third quarter and full year 2003 follows. It is estimated that Hurricane Claudette reduced Spinnaker’s third quarter production by approximately 0.3 Bcfge. That impact has been considered in the provided guidance.

	Actual Q2 2003	Guidance Q3 2003	Guidance Year 2003
Income Statement Parameters:
Avg Daily Production (MMcfe/d)	135	114	130-137
% Gas	83%	76%	80%
Avg Daily Hedged Gas Volumes (Bbtu/d) – Swaps	60.0	53.4	55.8
Avg Price	$3.78	$3.69	$3.71
Avg Daily Hedged Gas Volumes (Bbtu/d) – Collars	15.0	15.0	15.0
Avg Ceiling Price	$5.21	$5.21	$5.21
Avg Floor Price	$3.25	$3.25	$3.25
Avg LOE, Workover & Severance Taxes / Mcfe	$0.42	$0.69 *	$0.48
Avg DD&A / Mcfe	$2.55	$2.58	$2.53
G&A (in millions)	$3.0	$3.2	$12.5
Net Interest Expense (in millions)	$0.1	$0.4	$1.3
Accretion Expense (in millions)	$0.6	$0.7	$2.6
Avg Cash Income Tax Rate	1%	1%	1%
Avg Accrual Income Tax Rate	36%	36%	36%
Weighted Average Shares Outstanding –
Diluted (in millions)	33.9	34.0	34.2
Spending Parameters:
Shelf Wells Drilled:

Gross Wells	9	8	22
Net Wells	6.3	4.8	14.8
Deepwater Wells Drilled:
Gross Wells	3	1	9
Net Wells	0.9	0.3	3.1
Total Wells Drilled:
Gross Wells	12	9	31
Net Wells	7.2	5.1	17.9
Capital Expenditures (in millions):	$96	$76	$275
Exploration	$49	$37	$138
Development	$47	$39	$137

* Includes a $0.24 per Mcfe pipeline intervention related to Green Canyon 177 (Sangria)

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date: July 31, 2003	By:	/s/ JEFFREY C. ZARUBA
Name: Jeffrey C. Zaruba Title: Vice President, Treasurer and Assistant Secretary